Exhibit 99.2

Filed by: ThermoGenesis Corp.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 333-82900

Cesca Therapeutics is Coming

We are pleased to announce that TotipotentRx and ThermoGenesis will soon merge to create one of the first fully integrated regenerative medicine companies.  The combined company joins TotipotentRx’s cell therapeutic kits and protocols with ThermoGenesis’ best-in-class cell-based device technologies to offer clinically validated, commercially scalable, point-of-care autologous cell therapies for major therapeutic markets.

The combined company is expected to be named Cesca Therapeutics ("Clinical Excellence in Stem Cell Applications") and will be headquartered in Rancho Cordova, CA.  Cesca will continue to trade on NASDAQ under the ticker symbol KOOL.

Regenerative medicine is one of the fastest growing areas of modern medicine and is widely expected to become a major component of our future global healthcare system.  Cesca will offer safe and effective therapies that are backed by clinical evidence, use patient- and regulator-friendly autologous cells and can be delivered at the bedside, in less than an hour – all at a fraction of the cost of other cell therapy offerings.

We invite you to learn more about the ThermoGenesis/TotipotentRx merger and its many benefits by exploring our website at www.totipotentrx.com and the ThermoGenesis website at www.thermogenesis.com.

Thank you for your continued support and we look forward to creating value and opportunity for all of our stakeholders.

Sincerely,

Kenneth L. Harris
Chairman and Chief Executive Officer, TotipotentRx Corporation

Read the press release

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View the corporate presentation

Non-Solicitation
This letter and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of ThermoGenesis Common Stock and TotipotentRx Corporation common stock are urged to read the proxy statement/prospectus and any other relevant documents when filed because they contain important information about ThermoGenesis, TotipotentRx and the merger.  A proxy statement will be sent to holders of ThermoGenesis common stock and a proxy statement/prospectus will be sent to holders of TotipotentRx Corporation common stock.  When filed, the proxy statement/prospectus and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from TotipotentRX upon written request to Investor Relations, TotipotentRX Corporation, 548 S. Spring Street, Ste 210, Los Angeles, CA 90013.

Forward Looking Statement
This letter contains forward-looking statements. Such forward-looking statements include but are not limited to that the proposed merger will be consummated, that regenerative medicine will become a major component of the future global healthcare system, and that the combined company will be able to offer safe and effective therapies in a short period of time and at a fraction of the cost of other typical cell therapy models.   These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by the forward-looking statement will be set forth in the proxy statement/prospectus, and you should consider each of those factors when evaluating the forward-looking statements.

TotipotentRX Corporation
Web site: http://www.totipotentrx.com
+1-213.221.7373